Exhibit 12.1

                       FREEPORT-McMoRan COPPER & GOLD INC.
                  Computation of Ratio of Earnings to Fixed Charges


                                      Years Ended December 31,
                              -----------------------------------------------
                                1993       1992      1991      1990     1989
                              --------   --------  --------  --------  ------
                                                 (In Thousands)

Income from continuing
  operations                  $ 60,670   $129,893  $101,962  $ 90,179  $ 98,927
Add:
  Provision for income taxes    67,589    103,726    45,585    88,330    89,624
  Minority interest share of
    net income                   9,134     31,075    12,199    13,726    17,415
  Interest expense              15,327     18,897    21,451    13,517       187
  Rental expense factor(a)       3,190        876       841       693       223
                              --------   --------  --------  --------  --------
Earnings available for fixed
  charges                     $155,910   $284,467  $182,038  $206,445  $206,376
                              ========   ========  ========  ========  ========

Interest expense              $ 15,327   $ 18,897  $ 21,451  $ 13,517  $    187
Capitalized interest            24,519     23,974    18,276     8,244     7,074
Rental expense factor(a)         3,190        876       841       693       223
                              --------   --------  --------  --------  --------
Fixed charges                 $ 43,036   $ 43,747  $ 40,568  $ 22,454  $  7,484
                              ========   ========  ========  ========  ========
Ratio of earnings to
  fixed charges(b)                3.6x       6.5x      4.5x      9.2x     27.6x
                                  ====       ====      ====      ====     =====

a.   Portion of rent which is deemed representative of interest.
b. For purposes of this calculation, earnings consist of income from continuing operations before income taxes, minority interest and fixed charges. Fixed charges include interest and that portion of rent deemed representative of interest.